Sabre reports first quarter 2018 results

•	First quarter revenue increased 8.0%

•	Travel Network revenue rose 8.7%, with bookings growth of 5.7%

•	Airline Solutions revenue grew 6.7%

•	Hospitality Solutions revenue grew 5.8%

•	Net income attributable to common stockholders increased 15.7% to $87.9 million and operating income increased 1.3% to $165.4 million

•	Diluted net income attributable to common stockholders per share (EPS) increased 18.5% to $0.32

•	Adjusted Operating Income decreased 6.3% to $197.6 million

•	Adjusted EPS grew 4.8% to $0.44

•	Cash provided by operating activities increased 58.6% to $195.2 million

•	Raised full-year 2018 guidance

SOUTHLAKE, Texas – May 1, 2018 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter ended March 31, 2018.

"As a leading technology provider, we are partnering closely with our customers to reimagine the business of travel across retailing, distribution and fulfillment. We believe our cloud-first, microservices-enabled technology strategy is resonating with customers, and our accelerated innovations are delivering appreciable value," said Sean Menke, Sabre president and CEO. "We are off to a strong start on the year with solid revenue growth across the business. The macro global travel environment in the first quarter was supportive. This, combined with new business activity, drove strong bookings growth in Travel Network, a solid increase in passengers boarded on a consistent carrier basis in Airline Solutions and continued robust hotel transactions in Hospitality Solutions. We are progressing well against our prioritized initiatives and believe we are positioned to deliver strong full-year financial results. With our strong first quarter and continuing momentum, we are raising full-year 2018 guidance."

Q1 2018 Financial Summary

Sabre consolidated first quarter revenue increased 8.0% to $988.4 million, compared to $915.4 million in the year ago period.

Net income attributable to common stockholders totaled $87.9 million, an increase of 15.7% from net income of $75.9 million in the first quarter of 2017. First quarter operating income was $165.4 million, an increase of 1.3% from $163.3 million in the first quarter of 2017. Diluted net income attributable to common stockholders per share increased 18.5% to $0.32 from $0.27 in the first quarter of 2017. The increase in net income attributable to common stockholders and operating income was driven by solid revenue growth and the benefits of cost initiatives, as well as a favorable comparison due to $11.7 million of debt modification expense in the year-ago period.

First quarter consolidated Adjusted Operating Income was $197.6 million, a 6.3% decrease from $210.9 million in the first quarter of 2017. The decrease in Sabre's consolidated Adjusted Operating Income was the result of an increased mix of technology operating expenses as opposed to capital expenditures related to the transition to the cloud and other initiatives including compliance with the European Union's General Data Protection Regulation (GDPR) as well as higher depreciation and amortization.

For the quarter, Sabre reported Adjusted Net Income from continuing operations per share (Adjusted EPS) of $0.44, an increase of 4.8% from $0.42 per share in the first quarter of 2017.

With regards to Sabre's first quarter 2018 cash flows (versus prior year):

•	Cash provided by operating activities totaled $195.2 million (vs. $123.0 million)

•	Cash used in investing activities totaled $64.7 million (vs. $88.3 million)

•	Cash used in financing activities totaled $128.5 million (vs. $107.8 million)

•	Free Cash Flow totaled $130.5 million (vs. $34.7 million)

•	Capital expenditures totaled $64.7 million (vs. $88.3 million)

During the first quarter of 2018, Sabre returned $38.6 million to shareholders through its regular quarterly dividend.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended March 31,
	2018	2017	% Change
Total Company:

Revenue	$988,369	$915,353	8.0
Operating Income	$165,401	$163,326	1.3
Net income attributable to common stockholders	$87,880	$75,939	15.7
Diluted net income attributable to common stockholders per share (EPS)	$0.32	$0.27	18.5

Adjusted Gross Profit*	$404,580	$400,777	0.9
Adjusted EBITDA*	$301,338	$297,561	1.3
Adjusted Operating Income*	$197,596	$210,940	(6.3)
Adjusted Net Income*	$121,210	$118,104	2.6
Adjusted EPS*	$0.44	$0.42	4.8

Cash provided by operating activities	$195,192	$123,035	58.6
Cash used in investing activities	$(64,699)	$(88,318)	(26.7)
Cash used in financing activities	$(128,471)	$(107,788)	19.2

Capital Expenditures	$64,699	$88,318	(26.7)

Free Cash Flow*	$130,493	$34,717	275.9

Net Debt (total debt, less cash)	$3,113,248	$3,245,084
Net Debt / LTM Adjusted EBITDA*	2.9x	3.1x

Travel Network:

Revenue	$721,136	$663,477	8.7
Transaction Revenue	$677,362	$619,583	9.3
Other Revenue	$43,774	$43,894	(0.3)
Operating Income	$210,674	$228,132	(7.7)

Adjusted Operating Income*	$211,845	$229,030	(7.5)

Total Bookings	150,832	142,702	5.7
Air Bookings	134,651	127,364	5.7
Lodging, Ground and Sea Bookings	16,181	15,338	5.5

Air Bookings Share	36.9%	36.7%

Airline Solutions:

Revenue	$206,603	$193,613	6.7
Operating Income	$30,712	$19,719	55.7

Adjusted Operating Income*	$30,712	$19,719	55.7

Passengers Boarded	174,643	196,343	(11.1)

Hospitality Solutions:

Revenue	$68,128	$64,363	5.8
Operating Income	$2,137	$(322)	NM

Adjusted Operating Income*	$2,137	$(322)	NM

Central Reservation System Transactions	16,963	N/A	N/A

*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Travel Network

First quarter 2018 highlights (versus prior year):

•	First quarter 2018 Travel Network revenue increased 8.7% to $721.1 million.

•
Global bookings increased 5.7% in the quarter, supported by an increase of 19.7% in Asia-Pacific that reflects the first quarter completion of the Flight Centre agency conversion and strong market growth. Bookings also increased 3.0% in North America, 1.7% in EMEA and 0.5% in Latin America. Global air bookings share was 36.9%.

•	Operating income decreased 7.7% to $210.7 million, and operating income margin was 29.2%.

•	Adjusted Operating Income decreased 7.5% to $211.8 million, and Adjusted Operating Income Margin was 29.4%.

•
Operating income and Adjusted Operating Income were impacted by growth in incentive expense including an unfavorable comparison related to a $15.6M incentive contract reversal in the year-ago period, as well as increased technology costs and higher depreciation and amortization. These impacts were partially offset by the benefits of the cost reduction and business alignment program initiated in August of 2017.

Airline Solutions

First quarter 2018 highlights (versus prior year):

•
First quarter 2018 Airline Solutions revenue increased 6.7% to $206.6 million. Contributing to the rise in revenue was double-digit growth in AirVision and AirCentre commercial and operations solutions revenue driven by newly implemented products and renewals. SabreSonic reservation system revenue was consistent with the year-ago period, reflecting solid consistent carrier passengers boarded growth, offset by the impact of ending legacy reservations system services to Southwest Airlines at the end of the second quarter in 2017.

•
The impact of the adoption of the revenue recognition standard, Revenue from Contracts with Customers ("ASC 606"), was net neutral in the quarter as upfront revenue recognition for license fees from renewals and new implementations offset the reduction in revenue recognized due to the adoption of the new accounting standard.

•	Airline passengers boarded declined 11.1% in the quarter due to the impact of the Southwest demigration. Passengers boarded increased 5.6% on a consistent carrier basis.

•
Operating income and Adjusted Operating Income increased 55.7% to $30.7 million. Operating income margin and Adjusted Operating Income margin were 14.9%. Operating income and Adjusted Operating Income growth was supported by solid revenue growth and the benefits from the cost reduction and business alignment program initiated in August of 2017 and a favorable comparison versus higher service-level agreement expenses in the year ago period, partially offset by higher depreciation and amortization.

Hospitality Solutions

First quarter 2018 highlights (versus prior year):

•
First quarter 2018 Hospitality Solutions revenue increased 5.8% to $68.1 million. Contributing to the rise in revenue was mid-teens growth in SynXis software and services revenue driven by growth in central reservations system transactions, offset somewhat by a decline in project-based digital marketing services revenue.

•	Central reservation system transactions totaled 17.0 million.

•	Operating income and Adjusted Operating Income increased to $2.1 million versus a loss of $0.3 million in the year-ago period. Operating income margin and Adjusted Operating Income margin were 3.1%.

•
Operating income and Adjusted Operating Income growth were driven by the increase in revenue and supported by the benefits from the cost reduction and business alignment program initiated in August of 2017, partially offset by higher depreciation and amortization.

Business Outlook and Financial Guidance

With respect to the 2018 guidance below, full-year Adjusted EBITDA guidance consists of Adjusted Operating Income guidance adjusted for the impact of depreciation and amortization of property and equipment, amortization of capitalized implementation costs and amortization of upfront incentive consideration of approximately $410 million.

Full-year Adjusted Operating Income guidance consists of Adjusted Net Income guidance adjusted for the impact of interest expense, net of approximately $155 million and provision for income taxes less tax impact of net income adjustments of approximately $125 million.

Full-year Adjusted Net Income guidance consists of full-year expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $5 million; net income attributable to noncontrolling interests of approximately $5 million; acquisition-related amortization of approximately $70 million; stock-based compensation expense of approximately $60 million; other items (primarily consisting of litigation and other costs) of approximately $5 million; and the tax benefit of the above adjustments of approximately $20 million. Full-year Adjusted EPS guidance consists of Adjusted Net Income divided by the projected weighted-average diluted common share count for the full year of approximately 278 million.

Full-year Free Cash Flow guidance consists of expected full-year cash provided by operating activities of $715 million to $735 million adjusted for additions to property and equipment of $290 million to $310 million.

Full-Year 2018 Guidance

Reflecting a strong first quarter and continued momentum, Sabre raised full-year revenue, Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income, Adjusted EPS and Free Cash Flow guidance. Sabre's full-year 2018 guidance is summarized as follows:

	Range	Growth Rate
($ millions, except EPS)
Revenue	$3,760M - $3,840M	4% - 7%

Adjusted EBITDA	$1,075M - $1,115M	0% - 3%

Adjusted Operating Income	$665M - $705M	(6%) - 0%

Adjusted Net Income	$385M - $425M	(1%) - 9%

Adjusted EPS	$1.39 - $1.53	(1%) - 9%

Capital Expenditures (GAAP)	$290M - $310M	(8%) - (2%)

Free Cash Flow	Approximately $425M	Approximately 18%

The 2018 guidance above incorporates the expected impact of Sabre's adoption of the revenue recognition standard ASC 606 on a modified retrospective basis, as well as the expected impact of U.S. tax reform. The estimated impacts of U.S. tax reform and ASC 606 are preliminary and subject to finalization, and consequently the actual impacts may differ materially.

Conference Call

Sabre will conduct its first quarter 2018 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.sabre.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that we obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. We have not independently verified this third-party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income from continuing operations ("Adjusted Net Income"), Adjusted EBITDA, Adjusted Net Income from continuing operations per share ("Adjusted EPS"), Free Cash Flow, and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income, Adjusted EPS and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business Outlook and Financial Guidance" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "guidance," "believe," "position," "momentum," "outlook," "expect," "estimate," "preliminary," "anticipate," "will," "project," “may,” “should,” “would,” “intend," “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, maintenance of the integrity of our systems and infrastructure and the effect of any security breaches, reliance on third parties to provide information technology services, implementation of software solutions, exposure to pricing pressure in the Travel Network business, the implementation and effects of new or renewed agreements, the effects of the implementation of new accounting standards, travel suppliers' usage of alternative distribution models, failure to adapt to technological advancements, competition in the travel distribution market and solutions markets, the implementation and results of our cost reduction and business alignment program, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, changes affecting travel supplier customers, our ability to recruit, train and retain employees, including our key executive officers and technical employees, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, adverse global and regional economic and political conditions, including, but not limited to, economic conditions in countries or regions with traditionally high levels of exports to China or that have commodities-based economies and the effect of "Brexit" and uncertainty due to related negotiations, risks arising from global operations, reliance on the value of our brands, the effects of litigation, failure to comply with regulations, use of third-party distributor partners, the financial and business effects of acquisitions, including integration of these acquisitions, and tax-related matters, including the effect of the Tax Cuts and Jobs Act. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Annual Report on Form 10-K filed with the SEC on February 16, 2018 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	$988,369	$915,353
Cost of revenue	692,857	607,586
Selling, general and administrative	130,111	144,441
Operating income	165,401	163,326
Other income (expense):
Interest expense, net	(38,109)	(39,561)
Loss on extinguishment of debt	(633)	—
Joint venture equity income	1,171	898
Other, net	(1,106)	(15,234)
Total other expense, net	(38,677)	(53,897)
Income from continuing operations before income taxes	126,724	109,429
Provision for income taxes	36,275	31,707
Income from continuing operations	90,449	77,722
Loss from discontinued operations, net of tax	(1,207)	(477)
Net income	89,242	77,245
Net income attributable to noncontrolling interests	1,362	1,306
Net income attributable to common stockholders	$87,880	$75,939

Basic net income per share attributable to common stockholders:
Income from continuing operations	$0.32	$0.28
Income from discontinued operations	—	—
Net income per common share	$0.32	$0.28
Diluted net income per share attributable to common stockholders:
Income from continuing operations	$0.32	$0.27
Income from discontinued operations	—	—
Net income per common share	$0.32	$0.27
Weighted-average common shares outstanding:
Basic	274,720	277,353
Diluted	276,844	279,559

Dividends per common share	$0.14	$0.14

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$361,103	$361,381
Accounts receivable, net	583,624	490,558
Prepaid expenses and other current assets	148,328	108,753
Total current assets	1,093,055	960,692
Property and equipment, net of accumulated depreciation of $1,306,875 and $1,236,523	791,662	799,194
Investments in joint ventures	27,962	27,527
Goodwill	2,557,025	2,554,987
Acquired customer relationships, net of accumulated amortization of $693,387 and $687,072	345,598	351,034
Other intangible assets, net of accumulated amortization of $605,270 and $594,015	320,916	332,171
Deferred income taxes	32,497	31,817
Other assets, net	615,837	591,942
Total assets	$5,784,552	$5,649,364

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$173,644	$162,755
Accrued compensation and related benefits	61,598	112,343
Accrued subscriber incentives	314,757	271,200
Deferred revenues	94,662	110,532
Other accrued liabilities	244,918	198,353
Current portion of debt	57,204	57,138
Tax Receivable Agreement	61,755	59,826
Total current liabilities	1,008,538	972,147
Deferred income taxes	147,127	99,801
Other noncurrent liabilities	395,882	480,185
Long-term debt	3,387,008	3,398,731

Stockholders’ equity
Common Stock: $0.01 par value; 450,000 authorized shares; 290,912 and 289,138 shares issued, 275,732 and 274,342 shares outstanding at March 31, 2018 and December 31, 2017, respectively	2,909	2,891
Additional paid-in capital	2,190,401	2,174,187
Treasury Stock, at cost, 15,180 and 14,796 shares at March 31, 2018 and December 31, 2017, respectively	(350,317)	(341,846)
Retained deficit	(924,973)	(1,053,446)
Accumulated other comprehensive loss	(78,598)	(88,484)
Noncontrolling interest	6,575	5,198
Total stockholders’ equity	845,997	698,500
Total liabilities and stockholders’ equity	$5,784,552	$5,649,364

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating Activities
Net income	$89,242	$77,245
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	101,876	105,670
Deferred income taxes	20,413	20,296
Amortization of upfront incentive consideration	19,456	16,132
Stock-based compensation expense	12,606	8,034
Allowance for doubtful accounts	2,396	2,476
Debt modification costs	1,558	11,730
Loss from discontinued operations	1,207	477
Joint venture equity income	(1,171)	(898)
Amortization of debt issuance costs	1,003	2,475
Dividends received from joint venture investments	865	—
Loss on extinguishment of debt	633	—
Other	4,252	848
Changes in operating assets and liabilities:
Accounts and other receivables	(89,417)	(119,056)
Prepaid expenses and other current assets	8,482	(15,701)
Capitalized implementation costs	(11,484)	(17,096)
Upfront incentive consideration	(25,699)	(25,534)
Other assets	(1,816)	(15,967)
Accrued compensation and related benefits	(53,525)	(35,646)
Accounts payable and other accrued liabilities	98,675	69,188
Deferred revenue including upfront solution fees	15,640	38,362
Cash provided by operating activities	195,192	123,035
Investing Activities
Additions to property and equipment	(64,699)	(88,318)
Cash used in investing activities	(64,699)	(88,318)
Financing Activities
Payments on Tax Receivable Agreement	(58,908)	(99,241)
Cash dividends paid to common stockholders	(38,560)	(38,939)
Payments on borrowings from lenders	(11,828)	(1,844,553)
Net (payments) receipts on the settlement of equity-based awards	(4,797)	2,111
Debt issuance and modification costs	(1,567)	(10,055)
Proceeds of borrowings from lenders	—	1,897,625
Repurchase of common stock	—	(11,540)
Other financing activities	(12,811)	(3,196)
Cash used in financing activities	(128,471)	(107,788)
Cash Flows from Discontinued Operations
Cash used in operating activities	(1,139)	(1,846)
Cash used in discontinued operations	(1,139)	(1,846)
Effect of exchange rate changes on cash and cash equivalents	(1,161)	(1,558)
Decrease in cash and cash equivalents	(278)	(76,475)
Cash and cash equivalents at beginning of period	361,381	364,114
Cash and cash equivalents at end of period	$361,103	$287,639

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of net income attributable to common stockholders to Adjusted Net Income, Adjusted EBITDA and Adjusted Operating Income:

	Three Months Ended March 31,
	2018	2017
Net income attributable to common stockholders	$87,880	$75,939
Loss from discontinued operations, net of tax	1,207	477
Net income attributable to noncontrolling interests(1)	1,362	1,306
Income from continuing operations	90,449	77,722
Adjustments:
Acquisition-related amortization(2a)	17,590	35,181
Loss on extinguishment of debt	633	—
Other, net(4)	1,106	15,234
Litigation costs(5)	828	3,501
Stock-based compensation	12,606	8,034
Tax impact of net income adjustments	(2,002)	(21,568)
Adjusted Net Income from continuing operations	$121,210	$118,104
Adjusted Net Income from continuing operations per share	$0.44	$0.42
Diluted weighted-average common shares outstanding	276,844	279,559

Adjusted Net Income from continuing operations	$121,210	$118,104
Adjustments:
Depreciation and amortization of property and equipment(2b)	74,463	61,300
Amortization of capitalized implementation costs(2c)	9,823	9,189
Amortization of upfront incentive consideration(3)	19,456	16,132
Interest expense, net	38,109	39,561
Remaining provision for income taxes	38,277	53,275
Adjusted EBITDA	$301,338	$297,561
Less:
Depreciation and amortization(2)	101,876	105,670
Amortization of upfront incentive consideration(3)	19,456	16,132
Acquisition-related amortization(2a)	(17,590)	(35,181)
Adjusted Operating Income	$197,596	$210,940

Reconciliation of Free Cash Flow:

	Three Months Ended March 31,
	2018	2017
Cash provided by operating activities	$195,192	$123,035
Cash used in investing activities	(64,699)	(88,318)
Cash used in financing activities	(128,471)	(107,788)

	Three Months Ended March 31,
	2018	2017
Cash provided by operating activities	$195,192	$123,035
Additions to property and equipment	(64,699)	(88,318)
Free Cash Flow	$130,493	$34,717

Reconciliation of Net Income to LTM Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended
	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	LTM
Net income attributable to common stockholders	$(6,487)	$90,989	$82,090	$87,880	$254,472
(Income) loss from discontinued operations, net of tax	1,222	529	(296)	1,207	2,662
Net income attributable to noncontrolling interests(1)	1,113	1,307	1,387	1,362	5,169
(Loss) income from continuing operations	(4,152)	92,825	83,181	90,449	262,303
Adjustments:
Impairment and related charges(8)	92,022	—	(10,910)	—	81,112
Acquisition-related amortization(2a)	20,259	20,226	20,194	17,590	78,269
Loss on extinguishment of debt	—	1,012	—	633	1,645
Other, net(4)	752	3,802	(56,318)	1,106	(50,658)
Restructuring and other costs (6)	25,304	—	(1,329)	—	23,975
Litigation costs (reimbursements), net(5)	958	(40,929)	963	828	(38,180)
Stock-based compensation	14,724	11,655	10,276	12,606	49,261
Depreciation and amortization of property and equipment(2b)	63,810	66,332	73,438	74,463	278,043
Amortization of capitalized implementation costs(2c)	8,948	10,484	11,510	9,823	40,765
Amortization of upfront incentive consideration(3)	16,161	18,005	17,113	19,456	70,735
Interest expense, net	38,097	38,919	37,348	38,109	152,473
Provision for income taxes	(15,466)	40,595	71,201	36,275	132,605
Adjusted EBITDA	$261,417	$262,926	$256,667	$301,338	$1,082,348

Net Debt (total debt, less cash)					$3,113,248
Net Debt / LTM Adjusted EBITDA					2.9x

	Three Months Ended
	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Mar 31, 2017	LTM
Net income attributable to common stockholders	$72,019	$40,815	$24,561	$75,939	$213,334
Loss from discontinued operations, net of tax	2,098	394	5,309	477	8,278
Net income attributable to noncontrolling interests(1)	1,078	1,047	1,150	1,306	4,581
Income from continuing operations	75,195	42,256	31,020	77,722	226,193
Adjustments:
Acquisition-related amortization (2a)	34,018	39,430	35,847	35,181	144,476
Loss on extinguishment of debt	—	3,683	—	—	3,683
Other, net (4)	(876)	(281)	(23,100)	15,234	(9,023)
Restructuring and other costs (6)	1,116	583	16,463	—	18,162
Acquisition-related costs (7)	516	90	65	—	671
Litigation costs, net (5)	1,901	7,034	41,906	3,501	54,342
Stock-based compensation	12,810	12,913	12,512	8,034	46,269
Depreciation and amortization of property and equipment (2b)	56,214	58,271	65,153	61,300	240,938
Amortization of capitalized implementation costs (2c)	8,211	11,529	9,030	9,189	37,959
Amortization of upfront incentive consideration (3)	13,896	17,139	12,352	16,132	59,519
Interest expense, net	37,210	38,002	41,837	39,561	156,610
Provision for income taxes	31,273	7,208	6,740	31,707	76,928
Adjusted EBITDA	$271,484	$237,857	$249,825	$297,561	$1,056,727

Net Debt (total debt, less cash)					$3,245,084
Net Debt / LTM Adjusted EBITDA					3.1x

Reconciliation of operating income (loss) to Adjusted Gross Profit, Adjusted EBITDA and Adjusted Operating Income (Loss) by business segment:

	Three Months Ended March 31, 2018
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$210,674	$30,712	$2,137	$(78,122)	$165,401
Add back:
Selling, general and administrative	40,505	18,217	9,416	61,973	130,111
Cost of revenue adjustments:
Depreciation and amortization(2)	27,382	40,835	8,690	7,019	83,926
Amortization of upfront incentive consideration(3)	19,456	—	—	—	19,456
Stock-based compensation	—	—	—	5,686	5,686
Adjusted Gross Profit	298,017	89,764	20,243	(3,444)	404,580
Selling, general and administrative	(40,505)	(18,217)	(9,416)	(61,973)	(130,111)
Joint venture equity income	1,171	—	—	—	1,171
Selling, general and administrative adjustments:
Depreciation and amortization(2)	2,905	2,872	932	11,241	17,950
Litigation costs(5)	—	—	—	828	828
Stock-based compensation	—	—	—	6,920	6,920
Adjusted EBITDA	$261,588	$74,419	$11,759	$(46,428)	$301,338
Less:
Depreciation and amortization(2)	30,287	43,707	9,622	18,260	101,876
Amortization of upfront incentive consideration(3)	19,456	—	—	—	19,456
Acquisition-related amortization(2a)	—	—	—	(17,590)	(17,590)
Adjusted Operating Income (Loss)	$211,845	$30,712	$2,137	$(47,098)	$197,596

Operating income margin	29.2%	14.9%	3.1%	NM	16.7%
Adjusted Operating Income Margin	29.4%	14.9%	3.1%	NM	20.0%

	Three Months Ended March 31, 2017
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$228,132	$19,719	$(322)	$(84,203)	$163,326
Add back:
Selling, general and administrative	39,710	19,888	12,060	72,783	144,441
Cost of revenue adjustments:
Depreciation and amortization(2)	23,093	34,923	7,077	8,604	73,697
Amortization of upfront incentive consideration(3)	16,132	—	—	—	16,132
Stock-based compensation	—	—	—	3,181	3,181
Adjusted Gross Profit	307,067	74,530	18,815	365	400,777
Selling, general and administrative	(39,710)	(19,888)	(12,060)	(72,783)	(144,441)
Joint venture equity income	898	—	—	—	898
Selling, general and administrative adjustments:
Depreciation and amortization(2)	3,259	2,192	267	26,255	31,973
Litigation costs(5)	—	—	—	3,501	3,501
Stock-based compensation	—	—	—	4,853	4,853
Adjusted EBITDA	$271,514	$56,834	$7,022	$(37,809)	$297,561
Less:
Depreciation and amortization(2)	26,352	37,115	7,344	34,859	105,670
Amortization of upfront incentive consideration(3)	16,132	—	—	—	16,132
Acquisition-related amortization(2a)	—	—	—	(35,181)	(35,181)
Adjusted Operating Income (Loss)	$229,030	$19,719	$(322)	$(37,487)	$210,940

Operating income margin	34.4%	10.2%	(0.5)%	NM	17.8%
Adjusted Operating Income Margin	34.5%	10.2%	(0.5)%	NM	23.0%

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Profit as operating income (loss) adjusted for selling, general and administrative expenses, impairment and related charges, amortization of upfront incentive consideration, and the cost of revenue portion of depreciation and amortization, restructuring and other costs, litigation costs (reimbursements), net, and stock-based compensation included in cost of revenue.

We define Adjusted Operating Income (Loss) as operating income (loss) adjusted for joint venture equity income, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs (reimbursements), net, and stock-based compensation.

We define Adjusted Net Income as net income attributable to common stockholders adjusted for income (loss) from discontinued operations, net of tax, net income attributable to noncontrolling interests, acquisition-related amortization, impairment and related charges, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs (reimbursements), net, stock-based compensation and the tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision (benefit) for income taxes.

We define Adjusted EPS as Adjusted Net Income divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. We also believe that Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Profit and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted Operating Income (Loss), Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•
other companies, including companies in our industry, may calculate Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow differently, which reduces their usefulness as comparative measures.

Non-GAAP Footnotes

(1)
Net income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Abacus International Lanka Pte Ltd of 40%, and (iv) Sabre Bulgaria of 40% beginning in November 2017.

(2)	Depreciation and amortization expenses:

a.
Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date and amortization of the excess basis in our underlying equity in joint ventures.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)
Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(4)
In the first quarter of 2017, we recognized a $12 million loss related to debt modification costs associated with our debt refinancing. In the full year 2017, Other, net includes a benefit of $60 million due to a reduction to our liability under the tax receivable agreement ("TRA") primarily due to a provisional adjustment resulting from the enactment of the Tax Cuts and Jobs Act ("TCJA") which reduced the U.S. corporate income tax rate, offset by a loss of $15 million related to debt modification costs associated with a debt refinancing. In 2016, we recognized a gain of $15 million from the sale of our available-for-sale marketable securities. In addition, other, net includes foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)
Litigation costs (reimbursements), net represent charges and legal fee reimbursements associated with antitrust litigation. In 2017, we recorded a $43 million reimbursement, net of accrued legal and related expenses, from a settlement with our insurance carriers with respect to the American Airlines litigation. In 2016, we recorded an accrual of $32 million representing the trebling of the jury award plus our estimate of attorneys' fees, expenses and costs in the US Airways litigation.

(6)
Restructuring and other costs represent charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs. We recorded $25 million and $20 million in charges associated with announced actions to reduce our workforce in 2017 and 2016, respectively. These reductions aligned our operations with business needs and implemented an ongoing cost and organizational structure consistent with our expected growth needs and opportunities.

(7)	Acquisition-related costs represent fees and expenses incurred associated with the acquisition of the Trust Group and Airpas Aviation.

(8)
Impairment and related charges represents an $81 million charge in 2017 associated with net capitalized contract costs related to an Airline Solutions' customer based on our analysis of the recoverability of such amounts.